                                                                 EXHIBIT 10.4(b)

                             EMPLOYMENT AGREEMENT

     AMENDED AND RESTATED AGREEMENT by and between CLARCOR Inc., a Delaware corporation (the "Corporation") and LAWRENCE E. GLOYD(the "Executive") dated as of July 1, 1997.

     WHEREAS, Executive currently serves as Chairman of the Board of Directors and Chief Executive Officer of the Corporation; and

     WHEREAS, the Corporation desires to enter into this Agreement to assure the benefits of Executive's future services to the Corporation, and Executive is willing to postpone his retirement from the Corporation and to commit to render such services, upon the terms and conditions set forth below.

     It is therefore mutually agreed as follows:

     1. Employment. The Corporation agrees to employ Executive as Chairman of the Board of Directors and Chief Executive Officer and Executive agrees to serve the Corporation in such capacities, upon the terms and conditions and for the period of employment hereinafter set forth. Throughout the Employment Period (as defined below), subject to the supervision of the Board of Directors (the "Board"), Executive shall exercise such authority and perform such duties as are commensurate with the authority being exercised and the duties being performed by Executive immediately preceding the effective date of this Agreement; provided, however, that Executive shall be responsible primarily for strategic planning, mergers and acquisitions and the development and implementation of a plan of executive succession within the Corporation which shall include transferring the responsibilities of Chief Executive Officer to Norman Johnson upon termination of the Employment Period. Executive shall provide such services at the headquarters of the Corporation in Rockford, Illinois, except as otherwise expressly provided herein. Throughout the Employment Period, unless otherwise agreed in writing by Executive and the Corporation, the Corporation shall neither demote Executive nor assign to Executive any duties or responsibilities that are inconsistent with his position, duties, responsibilities and status as Chairman of the Board and Chief Executive Officer.

During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Corporation and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive's responsibilities as an employee of the Corporation in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the effective date of this Agreement, the continued conduct of such activities (or conduct of activities similar in nature and scope thereto) subsequent to the effective date of this Agreement shall not thereafter be deemed to interfere with the performance of Executive's responsibilities to the Corporation.

                             EMPLOYMENT AGREEMENT

     2. Employment Period. The term of Executive's employment under this Agreement shall commence as of the date hereof, and shall expire, subject to earlier termination of employment as hereinafter provided, upon the occurrence of the annual meeting of the Board held in March, 2000 (the "Employment Period".)

     3. Compensation. Compensation Plans. Benefits and Perquisites. During the Employment Period, Executive shall be compensated as follows:

        (a) He shall receive an annual salary at a monthly rate at least equal to the highest salary rate he has attained immediately preceding the effective date of this Agreement on an annualized basis, with the opportunity for increases, from time to time thereafter, which are in accordance with the Corporation's regular practices. The term "salary" as utilized in this Agreement shall refer to such annual salary as increased. Notwithstanding the foregoing, the Compensation and Stock Option Committee of the Board of Directors (the "Committee") shall review Executive's salary on an annual basis and make any adjustments in Executive's salary that it deems appropriate.

        (b) He shall be eligible to participate on a reasonable basis in the Corporation's 1994 Incentive Plan, Key Management Incentive Plan, Long Range Performance Share Plan and other bonus and incentive compensation plans (whether now or hereinafter in effect.) Except as provided below, Executive's participation in the 1994 Incentive Plan, the Key Management Incentive Plan and the Long Range Performance Share Plan shall be on the same basis and terms as in effect immediately preceding the effective date of this Agreement and Executive's participation in any hereinafter established plans shall be on the same basis and terms as other executive officers of the Corporation. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive's entitlements hereunder.

        (c) Throughout the Employment Period, pursuant to the terms of the 1994 Incentive Plan and the Key Management Incentive Plan, Executive shall receive the following awards and incentives:

           (i) If the Corporation's budgeted target for sales and net earnings shall have been met for the fiscal year ended in 1997, Executive shall receive a stock option grant of 120,000 shares of the Corporation's common stock at the meeting of the Committee to be held in December of 1997, and no additional option grants shall be made during the remainder of the Employment Period (except as may be provided under Section 3(g) hereof). The options shall contain the provisions commonly contained in executive options awarded by the Corporation, including an exercise price equal to the fair market value of the Corporation's common stock on the date of grant, ratable vesting over a six-year period, and full vesting in the event of a Change of Control (as defined in Section 10). Notwithstanding the foregoing, the options shall become fully vested and exercisable on

                             EMPLOYMENT AGREEMENT

        the last day of the Employment Period and shall remain exercisable for a period of three years thereafter.

           (ii) Executive's entry, target and maximum annual incentive under the Key Management Incentive Plan shall be as follows:


         Fiscal Year
          Ending in      Entry       Target        Maximum
            1998          25          52.5            80
            1999          30          60              90

        (d) He shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Corporation and made available to employees generally, including, without limitation, all pension, retirement, savings, medical, hospitalization, disability, dental, life, or travel accident insurance benefit plans (collectively the "Benefit Plans"). Executive's participation in such Benefit Plans shall be on the same basis and terms as are applicable to employees of the Corporation generally. Such Benefit Plans shall include, but shall not be limited to, the following:

            CLARCOR Inc. Pension Plan
            Retirement Savings Plan and Trust (401 (k) Plan)
            Monthly Investment Plan
            Dental Plan
            Health Care Plan
            Life Insurance Plan/Supplemental Life Insurance Plan

        (e) Executive shall be entitled to paid vacations in accordance with the Corporation's vacation policy as in effect from time to time, and to all paid holidays given by the Corporation to its executive officers. Executive shall be credited with two additional weeks of paid vacation for the Corporation's fiscal year ending in 1998 and four additional weeks of paid vacation for the Corporation's fiscal year ending in 1999. Executive agrees to use all of his accrued vacation days in the year with respect to which such vacation days have accrued throughout the Employment Period.

        (f) Executive shall be entitled to all fringe benefits and perquisites made available by the Corporation to its executive officers, including but not limited to, participation in the Automobile Plan and, subject to the provisions of Section 4 hereof, the Supplemental Retirement Plan.

        (g) In addition to the amounts of compensation provided elsewhere in this Agreement, if during the Employment Period the Corporation shall achieve both (i) quarterly revenues of at least $150,000,000 and (ii) net profits after tax equal to 6.5% of sales (both as reported on any of the Corporation's regular quarterly earnings statements prepared in accordance with Generally Accepted Accounting Principles consistently applied), the Committee shall perform a special review of Executive's compensation and

                             EMPLOYMENT AGREEMENT

     shall pay to Executive a lump sum in such amount, if any, as it may determine in good faith to be equitable. Further, in such circumstances the Committee may, if it so determines, award to Executive one additional grant of options under the 1994 Incentive Plan in such amount, if any, as it may determine in good faith to be equitable. Any payment or grants of options under this Section 3(g) may be made at any time within the Employment Period.

     4. Supplemental Retirement Plan. Executive is an active participant in the Corporation's Supplemental Retirement Plan on the effective date of this Agreement. The Corporation shall direct its actuarial advisory firm to compute the lump sum present value of the benefit that would be payable to Executive under the Supplemental Retirement Plan if he had retired on his Normal Retirement Date, December 1, 1997, and elected to receive the lump sum present value of his benefit as of such date, computed in accordance with the terms of such plan (the "Lump Sum"). In the event any factor or element in the computation of the Lump Sum cannot be definitively computed on that date, the actuary shall use its best professional judgment to assume and estimate such unknown factor or assumption. The Lump Sum shall be deposited by the Corporation into an escrow account which shall be maintained by the Corporation in a bank or other financial institution of the Corporation's choosing and shall be credited with interest at the prime rate of the Corporation's primary lending institution, as in effect at the beginning of each calendar year. The amount in such escrow account shall be subject at all times to the claims of the Corporation's creditors.

The balance in the escrow account shall be paid to Executive upon the earliest of (i) his retirement at the expiration of the Employment Period, (ii) his Disability prior to retirement, (iii) his death prior to retirement, (iv) resignation of Executive for Good Reason (as defined in Section 6), or (v) Executive's termination of employment during the Employment Period by the Corporation with or without Cause or pursuant to a Change of Control. Not later than 12 months prior to the expiration of the Employment Period, Executive may file with the Corporation an irrevocable written election to receive the escrow account in substantially equal monthly or quarterly installments over a selected period, not to exceed ten years, with interest (at a rate to be determined at such time) on the unpaid balance. In the event of the Executive's Disability or termination as provided in (iv) or (v) above, the escrow account shall be paid to Executive in a lump sum.

In the event of Executive's death prior to retirement, the escrow account shall be paid in a lump sum to Executive's surviving spouse. If Executive dies before full payment of the escrow account has been made, the unpaid amount shall be paid in a lump sum (or installments shall be continued, as the case may be) to Executive's surviving spouse.

Any payment due under this Section 4 shall be made or shall commence within 30 days after the occurrence of the applicable payment event specified herein.

                             EMPLOYMENT AGREEMENT

5. Post-retirement Relationship

        (a) After the end of the Employment Period, Executive shall continue to serve his term as a director of the Corporation. Executive's retirement from the Corporation shall not affect his eligibility to be re-elected as a director, subject to applicable maximum age limitations generally applicable to Board members.

        (b) The Corporation shall provide Executive with secretarial services for work performed on behalf of the Corporation, his community efforts or personal needs. If Executive's spouse accompanies him on travel for matters related to the business of the Corporation, the Corporation shall pay the costs of such travel.

        (c) The Corporation shall pay the cost of financial planning, estate planning and retirement planning services provided to Executive for two years following Executive's retirement from the Corporation, provided that the cost of such services shall not materially exceed the cost of similar services as performed in prior years.

        (d) Upon his retirement from the Corporation, the Corporation shall present to Executive as a gift, the automobile being used by Executive at such time pursuant to the Automobile Plan.

     6. Termination. Executive's employment with the Corporation as Chief Executive Officer and Chairman of the Board may be terminated by the Corporation or Executive only under the circumstances described in this Section 6:

        (a) Executive's employment hereunder terminates as of the end of the Employment Period.

        (b) Executive's employment hereunder will terminate upon his death.

        (c) If Executive is Disabled, the Corporation may terminate Executive's employment with the Corporation. For purposes of the Agreement, Executive shall be deemed to have a "Disability" (and to be "Disabled") if he has been determined by the Incumbent Board (as defined in Section 10), based on competent medical evidence, to have a physical or mental disability that renders him incapable, after reasonable accommodation by the Corporation, of performing his duties under this Agreement.

        (d) The Corporation may terminate Executive's employment hereunder at any time for Cause. For purposes of this Agreement, the term "Cause" shall mean fraud, misappropriation or intentional material damage to the property or business of the Corporation, or commission of a felony.

        (e) Executive may resign at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean an adverse change in the nature or scope of Executive's authority, duties or responsibilities from those referred to in Section 1, a

                             EMPLOYMENT AGREEMENT

     change in location that is more than 50 miles from that referred to in
     Section 1, a reduction in total compensation, compensation plans, benefits or perquisites from those provided in Section 3, or the breach by the Corporation of any other provision of this Agreement, or a determination by Executive that as a result of a Change of Control (as defined in Section 10) and a change in circumstances thereafter significantly affecting his position, he is unable to exercise the authorities, powers, function or duties attached to his position and contemplated by Section 1 of the Agreement. For purposes of this Section 6, a reasonable determination made by Executive in good-faith shall be conclusive.

     7. Termination Payments. In the event of a termination of Executive's employment with the Corporation and subject to the provisions of Section 6 of this Agreement, the Corporation shall pay to Executive and provide him with the following:

        (a) If Executive's termination occurs due to death or Disability, Executive (or his estate or beneficiaries, if applicable) shall be entitled to any unpaid salary for days worked prior to his date of termination and payment for unused vacation days (determined in accordance with the policies of the Corporation as in effect at that time for Corporate officers) earned prior to the date of termination, and to all other benefits available to Executive or his estate and beneficiaries under the Corporation's Benefit Plans as in effect on the date of such termination of employment.

        (b) If Executive's employment is terminated by the Corporation without Cause or if Executive resigns for Good Reason, Executive shall be entitled to the following:

           (i) The Corporation shall pay to Executive the lump sum present value of the salary, at the rate required by Section 3(a) as in effect immediately prior to the date of such termination of employment, to which he would have been entitled had he remained in the employ of the Corporation for the remainder of the Employment Period. The Corporation shall also pay to Executive the average amount of any incentive compensation and bonuses earned by Executive in the three years preceding Executive's termination of employment with the Corporation, and the benefit provided to Executive under Section 4. Further, Executive shall become fully vested in any stock options in which Executive had not yet become vested.

           (ii) During the remainder of the Employment Period, Executive shall continue to be treated as an employee under the provisions of the Corporation's plans referred to in Section 3(b). In addition, Executive shall continue to be entitled to all benefits and service credits for benefits, programs and arrangements of the Corporation described in Sections 3(d) and (f) as if he were still employed during such period under this Agreement.

           (iii) If, despite the provisions of subparagraph (ii) above, benefits or service credits or the right to accrue further benefits or service credits under any plan referred to in Section 3(b) or (d) shall not be payable or provided under such

                             EMPLOYMENT AGREEMENT

        plan to Executive, or his dependents, beneficiaries and estate because he is no longer an employee of the Corporation, the Corporation itself shall, to the extent necessary, pay or provide for payment of such benefits and service credits for such benefits to Executive, his dependents, beneficiaries and estate.

The amount of payments provided for in this Section 7(b) shall be determined by the Accounting Firm (as defined in Section 12) and such payments shall be made within 30 days after Executive's termination of employment with the Corporation.

     8. Non-Competition and Confidentiality. Executive agrees that:

        (a) There shall be no obligation on the part of the Corporation to provide any further payments or benefits (other than benefits or payments already earned, accrued or paid) described in Section 7 or Section 11 if, during the Employment Period, Executive shall be employed by (or become an owner, director or officer of, or a consultant to) any business which directly competes with any business of the Corporation or of any of its subsidiaries at such time; provided, however, that Executive shall not be deemed to have breached this undertaking if (i) his sole relationship with such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than five percent of such entity's outstanding equity interest, and (ii) such employment or activity is not likely to cause serious damage to the Corporation or any of its subsidiaries at such time; and

        (b) During and after the Employment Period, he shall retain in confidence any confidential information known to him concerning the Corporation and its subsidiaries and their respective businesses so long as such information is not publicly disclosed. Notwithstanding the foregoing, a breach by Executive of this Section 8(b) shall not be used to set-off or delay amounts payable under this Agreement.

     9. No Obligation to Mitigate Damages. Executive shall not be obligated to seek other employment in mitigating of amounts payable or arrangements made under the provisions of this Agreement and the obtaining of such other employment shall in no event effect any reduction of the Corporation's obligations under this Agreement.

     10. Change of Control. For the purpose of this Agreement, a "Change of Control" shall mean:

        (a) The acquisition (other than from the Corporation) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either the then outstanding shares of common stock or the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally in the election of directors; provided, however, no Change of Control shall be deemed to have occurred for any acquisition by any corporation with respect to which, following such acquisition, more

                             EMPLOYMENT AGREEMENT

     than 60% of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the then outstanding shares of common stock or the combined voting power of the Corporation's then outstanding voting securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Corporation's then outstanding common stock and then outstanding voting securities, as the case may be; or

        (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
     Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

        (c) Approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 60% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation's then outstanding voting securities, or a liquidation or dissolution of the Corporation or of the sale of all or substantially all of the assets of the Corporation.

     11. Termination of Executive Following a Change of Control. In the event the Corporation terminates Executive's employment with the Corporation during the Employment Period pursuant to or following a Change of Control, Executive shall be entitled to the salary, compensation and benefits provided to him under Section 4 and Section 7(b)(i),(ii) and (iii).

     12. Certain Additional Payments by the Corporation. The Corporation agrees that:

        (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 12) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, and hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an

                             EMPLOYMENT AGREEMENT

     additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including, without limitation, any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

        (b)Subject to the provisions of Section 12(c), all determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Coopers & Lybrand L.L.P. (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Corporation. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 12, shall be paid by the Corporation to Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Corporation and Executive. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Overpayment") or a Gross-Up payment (or a portion thereof) which should have been paid by the Corporation will not have been paid (an "Underpayment").

        (c) An Underpayment shall be deemed to occur upon a claim by the Internal Revenue Service that the tax liability of Executive (whether in respect of the then current taxable year of Executive or in respect of any prior taxable year of Executive) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Corporation has failed to make a sufficient Gross-Up Payment. In the event that the Corporation exhausts its remedies pursuant to this
     Section 12(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Executive. Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period

                             EMPLOYMENT AGREEMENT

     following the date on which he gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

           (i) give the Corporation any information reasonably requested by the Corporation relating to such claim,

           (ii) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

           (iii) cooperate with the Corporation in good faith in order effectively to contest such claim, and

           (iv) permit the Corporation to participate in any proceedings relating to such claim;

     provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 12(c), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs Executive to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder. Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                             EMPLOYMENT AGREEMENT

        (d) If, after the receipt by Executive of an amount advanced by the Corporation pursuant to Section 12(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Corporation's complying with the requirements of Section 12(c), promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Corporation pursuant to Section 12(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        (e) An Overpayment shall be deemed to have occurred upon a "Final Determination" (as defined below) that the Excise Tax shall not be imposed upon a Payment or Payments with respect to which Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when Executive has received from the Internal Revenue Service a refund of taxes or other reduction in his tax liability by reason of the Overpayment and upon either (i) the date a determination is made by, or an agreement is entered into with, the Internal Revenue Service which finally and conclusively binds Executive and the Internal Revenue Service, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) the statute of limitations with respect to Executive's applicable tax return has expired. If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by the Corporation to Executive and Executive shall, within ten business days of the occurrence of such Overpayment, pay the Corporation the amount of the Overpayment plus interest at an annual rate equal to the rate provided for in Section 7872(f)(2)(A) of the Code from the date of the Gross-Up Payment (to which the Overpayment related) was paid to Executive.

        (f) Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or Payments, the Corporation shall pay to the Internal Revenue Service as Excise Tax withholding, the amount of the Excise Tax the Corporation has actually withheld from the Payment or Payments.

     13. Deferral of Payments. Notwithstanding anything herein to the contrary, the Corporation may defer any payment due under this Agreement to the earliest date upon which the payment can be made and deducted by the Corporation in light of the provisions of Section 162(m) of the Code.

                             EMPLOYMENT AGREEMENT

     14. Expenses. During the Employment Period, the Corporation shall promptly pay or reimburse Executive for all reasonable expenses incurred by Executive in the performance of duties hereunder.

     15. Full Settlement. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against Executive or others. The Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in
Section 7872(f)(2)(A) of the Code.

     16. Payments to Beneficiaries. Any payments due under this Agreement as a result of Executive's death shall be made to Executive's surviving spouse. If Executive is not survived by a spouse, payment shall be made to the persons or entities named by Executive as his beneficiary for payment in a written document provided to the Corporation prior to his death. In the absence of a surviving spouse or any such named beneficiary, payment shall be made to Executive's estate.

     17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at 1734 Riverside Road, Belvidere, IL 61008, or at the last address he has filed in writing with the Corporation or, in the case of the Corporation, at its principal executive offices.

     18. Non-Alienation. Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or the laws of descent and distribution.

     19. Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois.

     20. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this agreement or the subject matter hereof.

     21. Successors.

        (a) This Agreement is personal to Executive and without the prior written consent of the Corporation shall not be assignable by Executive otherwise than by will or

                             EMPLOYMENT AGREEMENT

     the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

        (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns.

        (c) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Any failure by the Corporation to comply with and satisfy this Section 21(c) shall constitute a termination as provided in Section 6 of this Agreement, provided that such successor has received at least ten days prior written notice from the Corporation or Executive of the requirements of this
     Section 21(c).

     22. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

     IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Corporation has caused these presents to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.


                                                /s/ Lawrence E. Gloyd
                                                --------------------------
                                                Lawrence E. Gloyd

                                                CLARCOR Inc.


                                                By /s/ Bruce A. Klein
                                                   -----------------------
                                                     Bruce A. Klein


ATTEST:


/s/ Marcia S. Blaylock
------------------------------

Marcia S. Blaylock
Secretary
                                                                        Page 13

(SEAL)